FOR IMMEDIATE RELEASE                         Contact: Cedric Burgher
February 13, 2002                  Vice President, Investor Relations
                                                         713.676.4608

                                                           Wendy Hall
                                            Manager, Public Relations
                                                         713.676.5227


           HALLIBURTON DIVIDEND DECLARATION AND SHAREHOLDERS' MEETING


     DALLAS, Texas - The board of directors of Halliburton Company (NYSE: HAL) today declared a first quarter dividend of 12.5 cents a share on the company's common stock payable March 21, 2002, to shareholders of record at the close of business on February 28, 2002.
     The company's annual meeting of shareholders was set for May 15, 2002 in Dallas, Texas. Record date for determination of shareholders entitled to vote at such meeting is March 18, 2002.
     Halliburton Company, founded in 1919, is one of the world's largest providers of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group and Engineering and Construction Group business segments. The company's World Wide Web site can be accessed at www.halliburton.com.
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